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                                  CONSECO, INC.
             2000 NON-EMPLOYEE STOCK PURCHASE PROGRAM WORK-DOWN PLAN

         1. Plan Purpose. The purpose of this Plan is to promote the long-term interests of the Company and its shareholders by providing a means for certain participants in the Company's Stock Purchase Programs to meet their financial obligations and to align better their interests with those of the Company and the shareholders.

         2. Definitions. The following definitions are applicable to the Plan:

            "Affiliate" means any direct or indirect subsidiary of the Company.

            "Banks" means the financial institutions that will make the Program Loans.

            "CIHC" means CIHC, Incorporated, a Delaware corporation.

            "Collateral" means any real or personal property reasonably acceptable to the Committee (other than Program Stock) in which a Participant hereafter grants a security interest to the Banks or to the Company (as directed by the Committee) to secure repayment of such Participant's Program Loans or Interest Loans and for which an appropriate pledge or security agreement has been delivered to the Banks or the Company, as the case may be. Notwithstanding the foregoing, no security interest may be granted to the Company in Collateral which represents "margin stock" securing "purpose credit" in each case as defined by Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Section 221.1 et seq.

            "Collateral Value" means the value that the Committee determines is the realizable value of the Collateral.

            "Committee" means the committee of the Board of Directors of the Company which is appointed to administer this Plan.

            "Commitment Termination Date" means October 31, 2000 unless extended by the Company with the consent of Bank of America, N.A., as to certain Program Loans.

            "Company" means Conseco, Inc., an Indiana corporation.

            "Consultant" means the person or firm appointed by the Committee to provide financial consulting services to Participants and to advise the Committee.

            "Director" means a member of the Company's Board of Directors.

            "Existing Program Loans" mean the loans made by the financial institutions for whom Bank of America, N.A. or The Chase Manhattan Bank is acting as agent to a Participant or such Participant's designee under the Stock Purchase Programs to purchase Program Stock.


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            "Guaranty Fee" means the quarterly fee equal to 0.5% of the principal amount of the Existing Program Loans or the Program Loans, as the case may be, payable to the Company under the Stock Purchase Programs or this Plan.

            "Interest Loans" mean the loans made or to be made by Conseco Services, LLC, an Affiliate of the Company, to pay interest to, and origination fees and other charges of, the Banks on the Existing Program Loans and the Program Loans, as the case may be.

            "Maturity Date" means December 31, 2003.


            "New Interest Rate" means the variable rate of interest payable from time to time on the Program Loans.

            "Non-Employee" means any Participant who is a Director, was previously a Director or was previously an employee of the Company or any of its Affiliates and who is not eligible to participate in the Conseco, Inc. 2000 Employee Stock Purchase Program Work-Down Plan.

            "Participant" means a participant in the Stock Purchase Programs including any "participant designee" of such person as defined in the Stock Purchase Programs who is eligible to and elects to participate in this Plan.

            "Plan" means the Conseco, Inc. 2000 Non-Employee Stock Purchase Program Work- Down Plan.

            "Program Guaranties" has the meaning set forth in Section 6(a).

            "Program Loans" mean the new loans to be made by the Banks to refinance the Existing Program Loans.

            "Program Stock" means the shares of common stock of the Company or other securities acquired by a Participant under the Stock Purchase Programs.

            "Stock Purchase Programs" mean the Amended and Restated Director, Officer and Key Employee Stock Purchase Plan of Conseco, Inc. effective July 30, 1998 and amended and restated November 2, 1999 and the Amended and Restated 1999 Director and Executive Officer Stock Purchase Plan of Conseco, Inc. effective September 7, 1999 and amended and restated November 2, 1999.

         3. Administration. This Plan shall be administered by the Committee, which shall consist of three or more members of the Board of Directors, none of whom have any outstanding obligations under the Stock Purchase Programs or the Existing Program Loans. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee without a meeting, shall be acts of the Committee. Except as expressly limited by


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the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and control its operation, including, but not limited to, the power to interpret the Plan and to adopt rules and procedures for the administration, interpretation and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

         4. Election to Participate. To participate in this Plan, a Participant must, on or before November 22, 2000:

            (a) elect in writing to participate in this Plan, accept the terms and conditions of this Plan and cooperate fully with the Committee, the Company, the Consultant and the Banks in connection with the administration of the Plan and the Program Loans; and

            (b) execute all documents reasonably required by the Company, the Committee and the Banks in connection with the Existing Program Loans, the Program Loans, the Interest Loans and this Plan, including, but not limited to, promissory notes, loan agreements, pledge or security agreements, financing statements, stock powers, releases of liability, personal financial statements, powers of attorney, and letters of instruction to brokers, transfer agents and banks.

         5. Eligibility Provisions.

            (a) Directors may elect to participate in this Plan only if the following conditions are met: (i) the principal amount of his or her Existing Program Loans is less than or equal to $300,000 on the date such election is made; (ii) the aggregate amount of his or her Interest Loans is less than $300,000 on the date such election is made; and
         (iii) the Existing Program Loans and the Interest Loans have been fully secured by Collateral having a Collateral Value not less than the sum of the outstanding and unpaid Existing Program Loans and Interest Loans.

            (b) Other Non-Employees, including former Directors, may elect to participate in this Plan only if the following conditions are met: (i) subject to Section 7, such Participant must begin paying interest on his or her Program Loans and Interest Loans on a quarterly basis at the New Interest Rate; and (ii) subject to Section 7, such Participant must begin making principal reductions of his or her Program Loans or providing Collateral as security for the Program Loans no later than December 15, 2000 in such amounts and forms and on such dates as established in the sole discretion of the Committee such that it is reasonably expected that the unsecured balance of his or her Program Loans as of December 31, 2003 will be less than or equal to $25.00 per share of Program Stock under each of the Program Loans.

         6. Program Loans and Interest Loans.

            (a) The Company has arranged for each Participant to obtain a Program Loan with a maturity equal to the Maturity Date. Each Participant is responsible for satisfying all


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         of the lending requirements specified by the Banks to qualify for the
         Program Loans, including all collateral requirements. Each Participant acknowledges and agrees that he or she is fully obligated to repay to the Banks all principal, interest, and any prepayment fees on the Program Loans when due and payable. It is a condition to the Program Loans that the Company and CIHC guarantee to the Banks repayment of 100% of the principal, interest, prepayment fees and other fees or obligations of each Participant under the Program Loans (the "Program Guaranties"). The terms and conditions of the Program Guaranties are as agreed by the Company, CIHC and the Banks, and such parties may amend, modify, waive or otherwise change the Program Guaranties as they may from time to time agree. Each Participant agrees to reimburse and to cause its Participant Designee (if applicable) to reimburse the Company and/or CIHC for any and all payments made under either of the Program Guaranties and all loss, cost and expenses of any kind which the Company or CIHC may incur in connection therewith or arising thereunder. The Company may take any action relating to the Participant and her or his assets, which the Committee deems reasonable and necessary (including but not limited to offsetting amounts owed to the Company or CIHC against wages, fees or other amounts owed to the Participant from the Company or its Affiliates) to obtain full reimbursement for amounts the Company or CIHC pays to the Banks under either of the Program Guaranties. Each Participant agrees that the principal amount of its Interest Loans will be increased by (i) one percent (1%) of such Participant's Existing Program Loans reflecting the origination fee paid by the Company to the Banks as of September 22, 2000 and (ii) an amount payable to Conseco, equal to 1.625% per annum from September 22, 2000 through and until the Commitment Termination Date on such Participant's Existing Program Loans that were scheduled to mature August 26, 2001.

            (b) Participants shall not be required to pay the Guaranty Fee except as provided in Section 10.

            (c) The Program Loans shall be paid in full prior to any payment by the Participants to the Company on the Interest Loans. Any cash dividends paid on the Program Stock shall be paid to the Banks on the Program Loans. If the Company or any Affiliate receives any payment from a Participant relating to the Interest Loans while such Participant's Program Loans are still outstanding, the Company shall turn over and pay (or cause any Affiliate to turnover and pay) the appropriate amount to the Banks to be applied to the Program Loans designated by such Participant at the time of payment and, in the absence of such designation, pro rata to all Program Loans of such Participant.

         7. Modification of Obligations. If a Participant does not believe he or she is able to make the interest payments or principal reduction or provide the Collateral provided for in Section 5(b), such Participant shall accept the assistance of, and cooperate fully with, the Consultant. The Consultant shall report to the Committee what it believes the form, amount(s) and due date(s) of such Participant's obligations should be. The Committee shall ultimately determine the form, amount(s) and due date(s) of such obligations. If a Participant fails to comply with the Committee's final decision, the Company may take the actions provided in Section 10.

         8. Provisions Regarding Consultant.



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            (a) The Company will appoint and pay all expenses of the Consultant.
         The Consultant will be instructed to maintain the confidentiality of all information provided to it by Participants, except that the Consultant shall report to the Committee what it believes the form, amount(s) and due date(s) of the Participant's obligations should be. Each Participant who is required to consult with the Consultant agrees to use his or her best efforts to provide the Consultant with all information that the Consultant may request as soon as reasonably practicable.

            (b) All Participants will have the right to obtain financial counseling services from the Consultant on any matters relating to their obligations under the Stock Purchase Programs and this Plan.

         9. Right to Sell Program Stock. All Participants shall retain the right to repay all or any part of their Program Loans and Interest Loans at any time or to sell all or any part of their Program Stock, subject to the terms and conditions of any agreements between the Participants and the Banks respecting the Program Loans and the Program Stock.

         10. Failure to Comply. The Committee may declare any Participant who fails to fulfill any of his or her obligations under this Plan ineligible to further participate in the Plan, in which event the Company may cease advancing interest on the Program Loans and Interest Loans for the benefit of such Participant (if the Company is then doing so), declare his or her Interest Loans immediately due and payable (in which event such Interest Loans shall be immediately due and payable), require such Participant to begin paying the Guaranty Fee and take any other action it deems appropriate.

         11. Participant Rights Limited. Neither participation in the Plan nor any action taken pursuant to the Plan shall be construed as giving any person any right to be retained in the employ or service of the Company or any Affiliate.

         12. Amendment and Modification of Plan. The Company may, at any time, amend or modify this Plan except that no such amendment or modification may accelerate the Maturity Date.

         13. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

         14. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the successors, assigns and heirs of the Participants, the Company and CIHC. In no event may any Participant assign any of its rights or obligations under the Plan without the prior consent of the Company.

         15. Entire Agreement. This Plan and the Stock Purchase Programs constitute the entire agreement between the Company and the Participants and supersede and cancel any and all prior discussions, negotiations, undertakings or other understandings between them relating to the subject matter hereof.



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         16. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of common stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure of the Company, the maximum unsecured balance of the Participant's Program Loans on December 31, 2003 as described in Section 5(b), shall be proportionately adjusted by the Committee and the Committee's determination shall be conclusive.




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